Exhibit 99

Abakan Acquires Interest in Powdermet and its Advanced Material Technologies

March 25, 2011

Abakan Inc.’s (OTCQB: ABKI) management is pleased to announce that it has completed the purchase of a 40.97% interest in Powdermet, Inc. from Kennametal, Inc. in exchange for a final payment of $1,200,000, in addition to a prior payment of $500,000. The final payment was realized from the proceeds of an offering of up to $3,200,000 of which nearly $2,000,000 has been realized to date. The acquisition brings substantial value to Abakan’s existing investment portfolio which includes a direct and indirect 61.04% interest, with the contractual right to acquire up to 85.24%, of MesoCoat, Inc. The Company has also loaned MesoCoat $1,600,000 to be credited against the option to increase its equity interest. MesoCoat is a subsidiary of Powdermet focused on the development of advanced coating solutions for base metals and ceramics.

Powdermet is currently transitioning from an engineered nano-powder R&D lab into a commercial sector company through building new “metal formulations” as well as providing advanced “energy management” solutions over a broad range of commercial applications including the transportation, infrastructure and ballistic management markets.  According to Andrew Sherman, President and CEO of Powdermet, “We have been working with government agencies including NASA, the Department of Energy and the Department of Defense for several years developing some very advanced breakthrough material technologies and believe we are now ready to join with Abakan as the financial partner we require to realize the commercialization of our efforts.”

Development efforts at Powdermet are focused on four product families, each with prospective commercial applications, including:  SComP (a family of syntactic metal composites known for their light weight properties and ability to absorb 500% more impact energy when compared to current best practice impact and ballistic materials like aluminum alloys); MComP (a family of nanocomposite metal and metal matrix composites designed to be a market replacement for beryllium, aluminum and magnesium in structural applications) EnComP (a diverse family of engineered microstructure energy based solutions) and SynFoam (a family of structurally insulating syntactic ceramic composites combining strength, high temperature functionality and low thermal conductivity into one multifunctional material).

Robert Miller, President and CEO of Abakan stated, “We are very impressed with the progress Powdermet has made in metal formulations and energy management applications since our involvement with MesoCoat and are committed to raising the new capital Powdermet will require to commercialize products that will reflect significant technological advances in their respective fields.”

About Abakan Inc.

Abakan Inc. is a publicly traded company that invests in companies that have developed transformational technologies on the cusp of commercial applications. Miami based, Abakan is now the single largest shareholder in Powdermet and MesoCoat, each of which is an Ohio based nanotechnology material science company involved in technology development that has received numerous awards and grants. Powdermet is focused on metal formulations as well as advanced energy management solutions while MesoCoat is focused on the development of advanced coating solutions. Powdermet has won over 80 government-sponsored Phase 1, 2 and 3 grant programs since 1996 and MesoCoat is the recipient of three prestigious R&D 100 awards, a Technology Innovation Program Award (TIP) for 100 year life coatings by the National Institute of Standards and Technology (NIST), and the NorTech Innovation Award for high performance environmentally friendly coating materials.

Interested parties are encouraged to view our website at www.abakaninc.com  for more information.

Forward Looking Statements

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including technological obsolescence, market acceptance of future products, competitive market conditions, and the sufficiency of capital resources. The actual results Abakan may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Abakan encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. Abakan’s public filings may be viewed at www.sec.gov.

Abakan Inc.

Robert Miller, Chief Executive Officer

Phone: (786) 206-5368

Email: robert.miller@abakaninc.com